Exhibit 5.1

February 21, 2018
Ingersoll-Rand plc
170/175 Lakeview Dr.
Airside Business Park
Swords, Co. Dublin
Ireland
Ladies and Gentlemen:
We have acted as United States counsel to Ingersoll-Rand plc, an Irish public limited company (“IR-plc”), Ingersoll-Rand Lux International Holding Company S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) (“Lux International”), Ingersoll-Rand Luxembourg Finance S.A., a Luxembourg public company limited by shares (société anonyme) (“IR-Lux”), Ingersoll-Rand Irish Holdings Unlimited Company, an Irish private unlimited company (“Irish Holdings”) and Ingersoll-Rand Company, a New Jersey corporation (“IR-Company” and, together with IR-plc, Lux International, IR-Lux and Irish Holdings, the “Guarantors”) and Ingersoll-Rand Global Holding Company Limited, a Delaware corporation (the “Issuer” and, together with the Guarantors, the “IR Entities”), in connection with the Registration Statement on Form S‑3 (File No. 333-221265) (the “Registration Statement”) filed by the IR Entities with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the issuance by the Issuer of $300,000,000 aggregate principal amount of 2.900% Senior Notes due 2021 (“2021 Notes”), $550,000,000 aggregate principal amount of 3.750% Senior Notes due 2028 (“2028 Notes”) and $300,000,000 aggregate principal amount of 4.300% Senior Notes due 2048 (“2048 Notes” and together with the 2021 Notes and the 2028 Notes, the “Notes”), in each case, unconditionally guaranteed by the

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Guarantors pursuant to the Underwriting Agreement, dated February 13, 2018 (the “Underwriting Agreement”), among the Issuer, the Guarantors and the several underwriters named therein.
We have examined the Registration Statement; the IR Entities’ prospectus dated November 1, 2017 (the “Base Prospectus”), as supplemented by the prospectus supplement dated February 13, 2018 (together with the Base Prospectus, the “Prospectus”), filed by the IR Entities pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act; the Indenture, dated as of February 21, 2018 (the “Base Indenture”), as amended and supplemented by the first supplemental indenture, dated as of February 21, 2018 (the “2021 Notes Supplemental Indenture”), relating to the 2021 Notes, as further amended and supplemented by the second supplemental indenture, dated as of February 21, 2018 (the “2028 Notes Supplemental Indenture”), relating to the 2028 Notes and as further amended and supplemented by the third supplemental indenture, dated as of February 21, 2018 (the “2048 Notes Supplemental Indenture” and, together with the Base Indenture, the 2021 Notes Supplemental Indenture and the 2028 Notes Supplemental Indenture, the “Indenture”), relating to the 2048 Notes, among the Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”); duplicates of the global notes representing the Notes; the guarantees annexed to each Note (the “Guarantees”); and the Underwriting Agreement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the IR Entities and have made such other investigations, as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

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In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.
In rendering the opinions set forth below, we have assumed further that (1) each Guarantor is validly existing and in good standing under the law of the jurisdiction in which it is organized and has duly authorized, executed and delivered the Underwriting Agreement, the Indenture and its Guarantee in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (2) the execution, delivery and performance by each Guarantor of the Underwriting Agreement, the Indenture and its Guarantee do not violate the law of the jurisdiction in which it is organized or any other applicable laws (except the law of the State of New York and the federal law of the United States) and (3) the execution, delivery and performance by each Guarantor of the Underwriting Agreement, the Indenture and its Guarantee do not constitute a breach or violation of, or require any consent to be obtained under, any agreement or instrument that is binding upon it or its organizational documents.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.The Notes have been duly authorized, executed and issued by the Issuer and, assuming due authentication of the Notes by the Trustee, and upon payment and delivery in accordance with the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

2.    The Guarantees have been duly executed and issued by the Guarantors in accordance with the law of the State of New York and, assuming the due authentication of the Notes by the Trustee, and upon payment for and delivery of the Notes in accordance with the Underwriting Agreement, each Guarantee will constitute a valid and legally binding obligation of the applicable Guarantor, enforceable against such Guarantor in accordance with its terms.

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Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (A) the waiver of rights and defenses contained in Sections 117(b) and 1301(b) of the Base Indenture or (B) Section 110 of the Base Indenture and Section 304 of each of the 2021 Notes Supplemental Indenture, the 2028 Notes Supplemental Indenture and the 2048 Notes Supplemental Indenture relating to the severability of provisions of the Indenture.
In connection with the provisions of the Indenture and the Underwriting Agreement under which the Issuer and the Guarantors submit to the jurisdiction of any U.S. federal court in the Borough of Manhattan, The City of New York, we note the limitations on original jurisdiction of the U.S. federal courts under 28 U.S.C. §§ 1331 and 1332. In connection with the provisions of the Indenture and the Underwriting Agreement which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under NYCPLR §510 a New York State court may have discretion to transfer the place of trial and under 28 U.S.C. §1404(a) a U.S. District Court has discretion to transfer an action from one U.S. federal court to another. We also note that the recognition and enforcement in New York State courts or U.S. federal courts sitting in the State of New York of a foreign judgment obtained against the Issuer and the Guarantors is subject to the Uniform Foreign Money—Judgments Recognition Act (53 C.P.L.R. §5301 et. seq.).

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We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of IR-plc filed with the Commission in connection with the offer and sale of the Notes by the Issuer and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.
Very truly yours,
/s/ SIMPSON THACHER & BARTLETT LLP
SIMPSON THACHER & BARTLETT LLP